EXHIBIT 10.11

WERNER ENTERPRISES, INC.
SEPARATION AGREEMENT

December 3, 2016
James A. Mullen

Re:    Separation Agreement

Dear Jim:

This letter describes the terms of your separation from Werner Enterprises, Inc. (“Werner”). Any references to “Werner” or “Werner Enterprises” in this Letter Agreement (“Agreement”) shall include Werner Enterprises, Inc., and/or its parents, affiliates and subsidiaries, as the context may require. If you agree to the terms of this Agreement, you will receive the benefits described below.

1.	Separation Date.

Provided that you abide by the terms and conditions of this Agreement, your last day of employment with Werner will be December 8th, 2016 (“Separation Date”). This Agreement will become effective on the date described below (the “Effective Date”). In exchange for your execution of this Agreement, and the performance of your obligations hereunder, Werner agrees to pay you your regular salary through the Separation Date, and Werner agrees to pay you $120,000 in one lump sum payment. You specifically acknowledge and agree that this consideration consists of your year end bonus, which is discretionary in nature, and exceeds any amount you would otherwise be entitled to receive upon termination of your employment and that such payment is in exchange for entering into and performing this Agreement.

2.	Terms of Separation.

a.
Health/Dental/Vision and Optional Benefits. If you are currently enrolled in Werner’s group health/dental and/or vision benefits, you will have the right to continue coverage, at your own expense, pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). If you are currently enrolled in Werner’s group health plan, you will receive a COBRA notice from the Benefits Department explaining your rights and how to make your election. Should you have any questions, please contact Kendra Kripal at 402-894-3001, ext. 3968.

If you have been participating in any other optional insurance programs, Kendra Kripal will also be able to assist you with converting your group coverage to individual policies should you desire to do so and the group coverage provides for such conversion rights.

b.
401(k)/ESPP. Your 401(k) Plan and Employee Stock Purchase Plan (“ESPP”) participation eligibility will end on your Separation Date. Vesting is according to the plan design schedule for each respective plan. If you have questions concerning your 401(k) account or your ESPP, contact Becky Norton at 402-895-6640, ext. 2257.

c.
Restricted Stock Grants: You understand and agree that you will forfeit the right to any Restricted Stock that has not vested as of your Separation Date, in accordance with the terms of the applicable Award Agreement.

d.
Deferred Compensation Plan. Your eligibility to participate in the Werner’s Deferred Compensation Plan will end on your Separation Date. Payment will be made according to the terms of the Deferred Compensation Plan. If you have questions concerning the Deferred Compensation Plan, contact Christine Troia at 402-895-6640, ext. 3681.

e.	PTO. You have no accrued PTO.

3. Nondisclosure Agreement.

By signing this Agreement, you agree that Werner has developed and continues to develop and use commercially valuable confidential and/or proprietary technical and non-technical information which is vital to the success of Werner’s business, and furthermore, that Werner utilizes confidential information, trade secrets and proprietary customer information in promoting and selling its products and services. For purposes of this Agreement, you acknowledge that “Confidential Information” includes but is not limited to, Werner’s pricing information, marketing plans, market positions, strategy, budgets, long-range plans, customer information, sales data, privileged information, or other information used by or concerning Werner, where such information is not publicly available, or has been treated as confidential.

You agree that from this time forward you will not, either directly or indirectly, disclose, or use for the benefit of any person, firm, corporation or other business organization or yourself, any “Confidential Information” related to Werner. Nothing in this paragraph prohibits you from engaging in any activity that is protected by the National Labor Relations Act, the Dodd-Frank Act, or any other state or federal law.

4. Other Agreements.

You agree and acknowledge that, except as expressly modified in this Agreement, any agreements that you may have signed with Werner concerning confidentiality, non-competition and non-solicitation remain in full force and effect.

5. Return of Company Property.

You agree to return any property owned by Werner that you were using during your employment on or before your Separation Date. These items must be turned into Human Resources or your Supervisor. This will include, but is not limited to, such items as:

•	Company tools and supplies

•	Photo ID/access card

•	Parking tag

•	Office and desk keys

•	Computer

You further agree to return to Werner immediately upon separation, as applicable, all files, records, documents, reports, and any other business equipment, and other physical, personal or electronically stored property of Werner, or of any individual employee of Werner, in your possession or control and you further agree that you will not keep, transfer or use any copies or excerpts of the foregoing items without the approval of Werner, or as applicable, the approval of any individual employee of Werner. You agree to return to Werner immediately upon termination all Werner-issued credit cards, to immediately cease use of all such cards and to make payment of any and all outstanding balances in accordance with cardholder agreements and the time limitations contained therein. You agree to provide no later than fourteen (14) days after your Separation Date, expense statements for all Werner authorized expenses, and where charged on Werner-issued credit cards, to use any reimbursement payments for the purpose of paying such charges.

You have the option of retaining your current cellular telephone number after your Separation Date. However, you will be responsible for any fees charged by a cellular service provider in providing number portability.

6. Tax Liability.

You hereby state and affirm that you are solely responsible for the tax liability resulting from any compensation previously paid to you, for compensation paid through the Separation Date, and for any compensation, in any form, that is to be paid to you pursuant to this Agreement.
7. Causes of Action.
You represent that you have not filed any complaints, lawsuits, administrative complaints or charges arising from or relating to your employment with, or termination from, Werner, and you further represent that you have not assigned to any third parties any claims or causes of action you may hold against Werner.

8. Release of Werner.

Except to the extent prohibited by law, you and your heirs, executors, administrators, successors and assigns hereby fully RELEASE Werner and each of its direct and indirect subsidiaries (including, without limitation, each entity that is considered to be a direct or indirect subsidiary of Werner for accounting purposes) (collectively, the “Werner Companies”) and each of their respective predecessors, successors and past and present direct and indirect stakeholders, directors, officers, employees, contractors, representatives, agents and assigns (together with the Werner Companies, the “Company Releasees”) from any and all claims, complaints, causes of action or demands, of whatever kind or nature, that you now have or have ever had against Werner or any of the Company Releasees, arising from or relating to your employment with or discharge from Werner, whether known or unknown to you at the time of your execution of this Agreement, including, but not limited to, wrongful or tortious termination, specifically including, but not limited to, actual or constructive termination in violation of public policy; military leave, reinstatement or related rights; claims under common law, statute or contract, specifically including, but not limited to, implied or express employment contracts and/or estoppel; discrimination, retaliation and/or any other claims under any federal, state or local statute or regulation, specifically including, but not limited, to any claims you may have under the WARN Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, 42 U.S.C. Section 1981, the Family and Medical Leave Act, and the Employee Retirement Income Security Act, all as amended; any and all claims brought under any applicable state or local employment, discrimination or other statutes, including, but not limited to, the Nebraska Fair Employment Practices Act and Nebraska’s Unjust Discrimination Because of Employment Act; any claims brought under any federal, state or local law, ordinance, statute or regulation; any claims with respect to nonpayment of wages, severance pay, stock or stock options or other compensation (including, but not limited to, bonuses due after the Separation Date), including, but not limited to, the Nebraska Wage Payment and Collection Act; and libel, slander, fraud, misrepresentation or breach of contract other than the breach of this Agreement. THIS AGREEMENT CONTAINS A GENERAL RELEASE OF ALL CLAIMS. This release specifically excludes claims, charges, complaints, causes of action or demands of whatever kind or nature that arise after the Separation Date.

9.    Review, Acknowledgement and Effective Date.

You specifically agree and acknowledge that (a) your waiver of rights under this Agreement is knowing and voluntary as required under the Older Workers’ Benefit Protection Act and Age Discrimination in Employment Act; (b) you understand the terms of this Agreement; (c) you have been advised in writing by Werner to consult with an attorney prior to executing this Agreement; (d) Werner has given you a period of up to twenty-one (21) days within which to consider this Agreement and that if you execute this Agreement within such period, you waive the remainder of the period and that modifications to this Agreement during such period, whether material or immaterial, do not restart the running of such period; (e) following your execution of this Agreement, you have seven (7) days in which to revoke your agreement to this Agreement and that if you chooses not to so revoke, this Agreement shall then become effective and enforceable and the payment and extension of benefits listed below shall then be made to you in accordance with the terms of this Agreement; and (f) nothing in this Agreement shall be construed to prohibit you from filing a charge or complaint, including a challenge to the validity of the waiver provision of this Agreement, with the Equal Employment Opportunity Commission or participating in any investigation conducted by the Equal Employment Opportunity Commission; provided, however, that you have waived any right to monetary relief. To cancel this Agreement, you understands that you must give a written revocation to Stefanie Christensen, Vice President of Human Resources, by 5:00 p.m. on the seventh (7th) day after you execute this Agreement. If you revoke this Agreement, it will not become effective or enforceable and you will not be entitled to any of the benefits set forth in this Agreement.

10.     References.

Should you desire Werner to provide a reference for you, please direct calls to the Human Resources Department. Werner will provide the following information: your dates of employment, last position held and general responsibilities.

11. Employment Discrimination Laws.
Nothing in this Agreement shall preclude or interfere with your rights under federal, state or local civil rights or employment discrimination laws to file a complaint with any federal, state or local agency or self-regulatory organization charged with enforcing such laws, including, but not limited, to the Nebraska Equal Opportunity Commission (“NEOC”) or the Equal Employment Opportunity Commission (“EEOC”). Nor shall this Agreement be construed to prevent you from assisting in, cooperating with or participating in any investigations or proceedings by such agency or self-regulatory organization pursuant to a lawful subpoena or equivalent order. None of the foregoing acts by you shall constitute a breach of any nondisparagement, confidentiality or cooperation clauses or any other clause of this Agreement. Notwithstanding the foregoing, you acknowledge and agree that you hereby waive any and all rights you may have to recovery of any damages (whether monetary or otherwise) in connection with any complaint or charge you may file pursuant to this paragraph and that the amount specified in paragraphs 1 and 2 herein are sufficient consideration for any such claims.

12.     Non-Disparagement.

You will not make derogatory statements, either written or oral, to any third party, or otherwise publicly disparage Werner, its products, services or any of its Board of Directors, officers, employees, contractors, representatives, agents and assigns and will not authorize any family member, agent or third party to make derogatory or disparaging statements on your behalf. Werner shall not authorize, and shall take reasonable measures to prevent its present or former owners, officers and directors from making derogatory or disparaging statements regarding you to any third party. This provision does not and is not intended to preclude you from providing truthful testimony in response to legal process or a governmental inquiry. Nothing in this paragraph is intended to restrict you from engaging in activity protected by the National Labor Relations Act.

13. No Inducements.

You warrant that no promise or inducement has been offered for this Agreement other than as set forth herein and that this Agreement is executed without reliance upon any other promises or representations, oral or written.

14. General.

a. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nebraska.

b.
Entire Agreement. This Agreement sets forth the entire Agreement and understanding between you and Werner relating to the subject matter described in this Agreement and supersedes all prior agreements, arrangements and understandings, written or oral between the parties, except as specifically referenced in this Agreement.

c. Severability. If any provision of this Agreement or compliance by you or Werner with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, shall be modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, such provision, to the extent it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this Agreement, which remaining provisions will remain binding on both you and Werner.

d.	Amendments. Any amendment to, modification of, or supplement to this Agreement must be in writing and signed by the parties to this Agreement.

e.
Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon Werner and its successors, and upon you and your heirs, executors, personal representatives, and legal representatives.

f.
Confidentiality. You agree that you have and will keep the terms and amount of this Agreement completely confidential, except as required by applicable law, and that you have not, nor will you hereafter disclose any information concerning this Agreement to any person other than your present attorneys, accountants, tax advisors, or spouse, and only if those persons agree to abide by the provisions of the paragraph.

g.
Indemnification. You agree that you will indemnify and hold Werner harmless from and against any and all losses, liabilities, costs, damages or expenses incurred by Werner or any Company Releasee (including, without limitation, reasonable attorneys’ fees) arising out of or resulting from any breach of Sections 8 or 12 of this Agreement by you. You further agree that if you challenge this Agreement, file any claims against Werner arising from or relating to your employment with, or termination from, Werner, excluding any claim challenging the validity of your waiver of rights under the Age Discrimination in Employment Act, or otherwise fail to abide by the terms of this Agreement, you will return all moneys and benefits received by you from Werner pursuant to this Agreement. In the event that you challenge the validity of your waiver of rights under the Age Discrimination in Employment Act, you agree that Werner may recover money and benefits paid under this Agreement if your challenge and subsequent Age Discrimination in Employment Act claim are successful and you obtains a monetary award.

h.	Protected Concerted Activity. Nothing in this Agreement prohibits you from engaging in any activity that is protected by the National Labor Relations Act.

If the above meets with your agreement, please sign and return one copy of this Agreement to me. In the event that Werner has a reasonable basis to believe you have breached the terms of this Agreement, then Werner may, in addition to any other rights and remedies, terminate this Agreement, obtain injunctive relief and/or offset any claims against you from any current or future sums or rights which may be due you or in which you may claim and interest.

Sincerely,

/s/ Derek Leathers
Derek Leathers
President and Chief Executive Officer

BY SIGNING THIS LETTER, I ACKNOWLEDGE THAT I HAVE HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF MY CHOICE; THAT I HAVE CAREFULLY REVIEWED AND CONSIDERED THIS AGREEMENT; THAT I UNDERSTAND THE TERMS OF THE AGREEMENT AND THAT I VOLUNTARILY AGREE TO THEM.

ACCEPTANCE

s/s James A. Mullen     12/5/2016
James A. Mullen                        Date